Exhibit 10.36

April 22, 2010

Mr. Donald Wilson Mills Jr.

Dear Donnie:

I would like to confirm your acceptance of the position of Chief Operating Officer – Busch Gardens for SeaWorld Parks & Entertainment, reporting to the President & CEO. Included with this letter is a brief outline of your new total compensation package. As plan sponsor, SeaWorld reserves the right to amend or terminate any of the benefits outlined below. This document is intended as a summary of benefits and is not intended as a complete reference guide or substitute to official plan documents or summary plan descriptions.

Base Compensation

Effective date:	February 15, 2010
Base annual salary:	$280,008
New monthly salary:	$23,334

Bonus

The new SEA bonus plan is formula driven and incorporates key components tied to company performance and key personal indicators (KPI’s). Because the bonus plan is formula driven, there is potential to increase the pool and conversely, if the company does not achieve the budgeted target, your payout potential lessens accordingly.

If SEA achieves budget and you achieve all your personal KPI’s, your bonus at target will be 75% of your base salary. For the 2010 plan year from January 1 - December 31, your targeted bonus will be $210,006.

Equity Participation

Your equity distribution is 5.0% of the total pool with an estimated dollar value of $3.75MM.

Management Equity

•

In addition to the SEA Equity program, The Blackstone group will be providing key executives the opportunity to invest in the Company at the same price paid by Blackstone affiliates. Additional information pertaining to this program will be shared with you in a few weeks

401K

The new SEA 401k plan commenced on March 1, 2010. Currently our match rate will be 100% on the first 1% and then 50% on each percent up to 6%.

Severance

This document will serve as notice that the SEA Board has adopted a key employee Severance plan and that you are a participant in the plan.

The plan is effective immediately and with your participation you are entitled to severance in two instances:

1.	Your employment is involuntarily terminated other than for cause, death or disability; or

2.	You terminate your employment for Good Reason. “Good Reason” can arise due to a material reduction in your current duties and responsibilities.

As a participant in the plan, you will be entitled to a lump sum payment equal to no less than 12 months of you base pay. The lump sum payment will be made within 30-days of your termination event. Key employees will also be entitled to health care benefits (medical, dental, vision, and prescription drug) and life insurance continuation for 12 months.

A copy of the plan will be provided to you in the next few weeks.

Thank you.

/s/ Jim Atchison
Jim Atchison

2